EXHIBIT 5

                               November 24, 1997

Play-By-Play Toys & Novelties, Inc.
4400 Tejasco
San Antonio, TX 78218-0267

Ladies and Gentlemen:

      We have acted as special counsel for Play-By-Play Toys & Novelties, Inc., a Texas corporation (the "Company"), in connection with the preparation of the Company's Registration Statement on Form S-1 (No. 333-39291) (the "Registration Statement"), filed with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), in connection with the proposed offering of 3,135,000 shares (the "Shares") of the common stock, no par value (the "Common Stock"), of the Company, of which 2,500,000 shares (plus 375,000 shares subject to an underwriters' over-allotment option) are being offered by the Company and 635,000 shares (plus 95,250 shares subject to an underwriters' over-allotment option) are being offered by the Selling Shareholders (as defined in the Registration Statement). The Shares are proposed to be sold by the Company and the Selling Shareholders pursuant to a Purchase Agreement (as defined in the Registration Statement), the form of which is filed as Exhibit 1 to the Registration Statement.

      In connection the foregoing, we have examined the originals or copies, certified or otherwise authenticated to our satisfaction, of such corporate records of the Company, agreements and other instruments, certificates of public officials and of officers of the Company and other instruments and documents as we have deemed necessary as a basis for the opinions hereinafter expressed. Where facts material to the opinions hereinafter expressed were not independently established by us, we have relied upon the statements of officers of the Company where we deemed such reliance appropriate under the circumstances.

      Based upon the foregoing, it is our opinion that (i) the Shares to be sold pursuant to the Registration Statement have been duly and validly authorized,
(ii) the 635,000 shares of Common Stock to be sold by the Selling Shareholders are legally issued, fully paid and nonassessable and (iii) the 2,500,000 shares of Common Stock to be sold by the Company, when issued and delivered as described in the prospectus forming a part of the Registration Statement, will be legally issued, fully paid and nonassessable.

      We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement and to the reference to us under "Legal Matters" in the prospectus forming a part of the Registration Statement. In giving this consent, we do not thereby admit that we fall within the
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Play-By-Play Toys & Novelties, Inc.
November 24, 1997
Page 2

category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder.

                                    Respectfully submitted,

                                    Thompson & Knight, P.C.
                                    A Professional Corporation

                                    By: /s/ MICHAEL L. BENGTSON,
                                            Michael L. Bengtson,
                                            Shareholder